Exhibit 10.2

CERBERUS CYBER SENTINEL CORPORATION

2700 North Central, Suite 900

Phoenix, Arizona 85004

September 30, 2019

David Jemmett 2303 N 44th Street #1011

Phoenix, AZ 85008

Re: Employment Terms

Dear David:

Cerberus Cyber Sentinel Corporation (the "Company") is pleased to offer you the position of Chief Executive Officer, on the following terms.

You will report to the Company's board. The Company's headquarters will be located in Phoenix, Arizona. However you will be permitted to perform substantial portions of your duties on a remote or work-from- home basis if needed.

Your base salary will be paid at the rate of $18,750 per month ($225,000 on an annualized basis), less payroll deductions and withholdings, paid on the Company's normal payroll schedule. Your base salary shall immediately increase to a rate of$20,833.33 per month ($250,000 on an annualized basis), less payroll deductions and withholdings, at such time as the Company achieves listing of company under ticker symbol CISO and can satisfactorily budget the salary without risk to the financial stability of the company.

In addition, your base salary is subject to periodic review and adjustment in accordance with the Company's policies in effect from time to time.

You are also eligible to receive a discretionary annual bonus ofup to one hundred percent (100%) of your annualized base salary. This bonus, if any, will be based on mutually agreed upon performance and company objectives. Payment ofthis bonus is based upon a recommendation by the CEO and is subject to the discretion of and approval by the Company's Board of Directors (the "Board” ). This bonus will be pro- rated for your partial year of employment in 2019. The bonus, if any, will be payable and paid in accordance with the Company's policy (anticipated to be in the calendar year following the close of the calendar year in which the services are provided to which the annual bonus applies) (the "Bonus Payment Date"); provided that you must be employed in good standing by the Company on a Bonus Payment Date in order to be eligible for payment. You understand that you will not be eligible to receive any bonus payment if your employment with the Company has terminated for any reason prior to the Bonus Payment Date. All compensation shall be subject to the customary withholding tax and other employment taxes and deductions as required by law.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. Exempt employees do not accrue vacation , and there is no set guideline as to how much vacation each employee will be permitted to take. Supervisors will approve paid vacation requests based on the employee's progress on work goals or milestones, status of projects, fairness to the how much vacation each employee will be permitted to take. Supervisors will approve paid vacation requests based on the employee's progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. Since vacation is not allotted or accrued, "unused" vacation time will not be carried over from one year to the next nor paid out upon termination. A full description of these benefits is available for your review. The Company may change compensation and benefits from time to time in its discretion.

Subject to approval by the Board, the Company anticipates granting you an option to purchase additional options of the Company's common stock at the fair market value as determined by the Board (the "Option") at the amount upon their discretion. The anticipated Option will be governed by the terms and conditions of the Company's 2019 Equity Incentive Plan, to be adopted by the Board (the "Plan" ) and your grant agreement if applicable, and will include a three year vesting schedule, under which thirty three percent (33.3%) of your Options will vest 12 months after the vesting commencement date, and the remaining sixty six point seven percent (66.7%) of the Options will vest 1112th at the end of each month thereafter, until either all of the Options are fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first. This specific vesting period is due to the Pro Bono work you are doing with the company and must stay confidential. This will be in effect immediately upon execution and the salary will begin, effective or triggered, after the raise of the capital.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company's proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment with the Company will be "at-will." You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company' s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS' then applicable rules and procedures for employment disputes (available upon request and also currently available athttp://www. jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me if you wish to accept employment at the Company under the terms described above.

[Remainer of Page Intentionally Left Blank]

Cerberus Cyber Sentinel Corporation

/s/ Stephen Scott
Stephen Scott, Board Member

We look forward to your favorable reply and to a productive and enjoyable work relationship. Sincerely,

Understood and Accepted:

/s/ David Jemmett	Date:	September 30, 2019
David Jemmett

david.jemmett@cerberussentinel.com
Email

Attachment: Employee Confidential Information and Inventions Assignment Agreement